Exhibit 99.1

Trovagene Receives Approximately $3.0 Million From Exercise of Warrants

SAN DIEGO, CA – March 13, 2019 – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage oncology therapeutics company, using a precision medicine approach to develop drugs that target cell division (mitosis) for the treatment of leukemias, lymphomas and solid tumor cancers, announced today that it has received approximately $3.0 million in proceeds from holders exercising common stock purchase warrants at an exercise price of $6.60 per share. The warrants were issued as part of the units sold in the Company’s public offering which closed on June 12, 2018.

“We are pleased with recent activities as more investors are becoming aware of our multi-faceted clinical development program of Onvansertib, a first-in-class, 3rd generation, oral and highly-selective Polo-like Kinase 1 (PLK1) inhibitor,” said Thomas Adams, Chief Executive Officer and Chairman of Trovagene. “Our program currently includes three open-label trials - Acute Myeloid Leukemia, metastatic Castration Resistant Prostate Cancer and metastatic Colorectal Cancer - all of which are indications where there is a significant need to bring new treatment options to patients.”

About Trovagene, Inc.

Trovagene is a clinical-stage, oncology therapeutics company, taking a precision medicine approach to develop drugs that target mitosis (cell division) to treat various types of cancer, including leukemias, lymphomas and solid tumors. Trovagene has intellectual property and proprietary technology that enables the Company to analyze circulating tumor DNA (ctDNA) and clinically actionable markers to identify patients most likely to respond to specific cancer therapies. Trovagene plans to continue to vertically integrate its tumor genomics technology with the development of targeted cancer therapeutics. For more information, please visit https://www.trovageneoncology.com.

Trovagene Contact:

Vicki Kelemen

VP, Clinical Development

858-952-7652

vkelemen@trovagene.com

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992